Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "COMCAM, INC.", CHANGING ITS NAME FROM "COMCAM, INC." TO "MONKEY ROCK GROUP, INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF APRIL, A.D. 2010, AT 4:21 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY'S OFFICE

Jeffrey W. Bullock, Secretary of State

2835313 8100

AUTHENTICATION: 7921180

100364740

DATE: 04-08-10

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

COMCAM, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the "corporation") is COMCAM, INC.

2. The certificate of incorporation of the corporation is hereby amended by striking out ARTICLE 1 thereof and by substituting in lieu of said Article the following new Article:

ARTICLE 1: The name of the corporation is Monkey Rock Group, Inc.

3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on April 8, 2010

/s/ John Dent

John Dent
President

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:24 PM 04/08/2010
FILED 04:21 PM 04/08/2010
SRV 100364740 - 2835313 FILE